Exhibit 99.1


Medis Technologies Ltd.
May 5, 2006

[GRAPHIC OMITTED]

CONTACT:                        -OR-           INVESTOR RELATIONS COUNSEL:
Medis Technologies Ltd.                        The Equity Group Inc.
Robert K. Lifton                               Adam Prior       (212) 836-9606
Chairman & CEO                                 Devin Sullivan   (212) 836-9608
(212) 935-8484

          MEDIS TECHNOLOGIES ENTERS BUSINESS COOPERATION AGREEMENT WITH
              OY HYDROCELL LTD OF FINLAND CENTERED ON GEL MATERIALS

   Acquires Exclusive Rights to Gel Electrolyte Technology For Its Fuel Cells

New York, NY - May 5, 2006 - Medis Technologies Ltd. (NASDAQ:MDTL) ("Medis") announced today a joint Business Cooperation and Distribution Agreement (the "Agreement") between its wholly owned subsidiary, More Energy, Ltd., and Oy Hydrocell Ltd. ("Hydrocell"), a leading European fuel cell developer. Hydrocell, a privately-held Finnish company, possesses highly advanced technology and "know how" to manufacture and use gel electrolyte in fuel cell products and is developing fuel cells with 20 Watt capacity and greater.

The Agreement provides for three areas of cooperation between the two companies. First, both companies will jointly seek to develop a new gel electrolyte material which may be used as the electrolyte in future Medis' fuel cell products. The electrolyte separates the anode and cathode electrodes and allows for hydroxide ion activity. Development of a successful gel electrolyte offers Medis the potential of reducing the size of its products while providing even greater energy density and improved efficiency. Such a gel electrolyte would simplify the assembly process of Medis' products and thereby lower the cost of future generation products. And it would allow Medis to implement a simpler and lower cost cartridge system for future multiple use fuel cell products. Although Medis has separately been pursuing a gel electrolyte based design, including filing certain patents in this area, the combined capabilities of both companies is expected to accelerate the development. Under the Agreement, Medis will have the exclusive right to use the gel in alkaline fuel cell products which provide under 30 watts of power or use borohydride as a fuel component. The Agreement calls for Medis to pay Hydrocell a total of $200,000 over two years for these rights. The agreement also provides that Medis will purchase the gel from Hydrocell or pay it prescribed royalty amounts if Medis decides to manufacture the gel itself or have it made by some other entity.

Medis and Hydrocell have also agreed to pursue joint development of a particular line of products which would seek to leverage the advantages of the parties' respective technologies. These products would have a performance envelope between 20 Watts and 200 Watts and will be developed for

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applications  in  military  programs,  automotive  uses,  and  stationary  power systems. Each party will retain the right to continue autonomous product development activities based exclusively on its own technologies.

Finally, Medis was granted the exclusive distribution rights to the Hydrocell products for certain key military markets (including the USA and Israel) for an initial term of 3 years with a 3-year extension based on sales performance. This provision will allow Medis the opportunity to add to its own military product line a family of products developed by Hydrocell for certain higher power applications which will not compete with Medis' existing product offerings.

"This agreement with Hydrocell provides a valuable addition to our future product and performance capabilities," said Robert K. Lifton, Chairman and CEO of Medis Technologies. "For some time, we have intensely studied the use of gel materials for the electrolyte in our fuel cells. After reviewing the field, we concluded that Hydrocell was the most advanced company in the development and production capabilities for this technology. We believe that future iterations of our Power Pack product as well as future refuelable products that we develop for uses requiring greater power, based on our recently announced higher performance capabilities, could benefit significantly from gel materials. We welcome the opportunity to work together with the knowledgeable team at Hydrocell."

Medis Technologies' primary focus is on direct liquid fuel cell technology. Its business strategy is to sell its products to end users through retail outlets, service providers and to the military and other markets. Medis has also developed the CellScan with many potential applications relating to disease diagnostics and chemo sensitivity. Additionally, Medis' product pipeline includes other technologies, in varying stages of development.

This press release may contain forward-looking statements, which are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. In some cases you can identify those so-called "forward looking statements" by words such as "may," "will," "should," "expects," plans," "targets," "believes," "anticipates," "estimates," "predicts," "potential," or "continue" or the negative of those words and other comparable words. These forward looking statements are subject to risks and uncertainties, product tests, commercialization risks, availability of financing and results of financing efforts that could cause actual results to differ materially from historical results or those anticipated. Further information regarding these and other risks is described from time to time in the Company's filings with the SEC. We assume no obligation to update or alter our forward-looking statements made in this release or in any periodic report filed by us under the Securities Exchange Act of 1934 or any other document, whether as a result of new information, future events or otherwise, except as otherwise required by applicable federal securities laws.

This press release is available on Medis' web site at www.medistechnologies.com.